As Filed with the Securities and Exchange Commission on August 12, 1997

                                                     Registration No. 333-07415

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          BODDIE-NOELL PROPERTIES, INC.
               (Exact name of registrant as specified in charter)


                                    MARYLAND
                (State or other jurisdiction of incorporation or
                        organization of each registrant)


                                   56-1574675
                      (I.R.S. Employer Identification No.)


                           3710 One First Union Center
                         Charlotte, North Carolina 28202
                                 (704) 333-1367
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                          D. Scott Wilkerson, President
                          Boddie-Noell Properties, Inc.
                           3710 One First Union Center
                         Charlotte, North Carolina 28202
                                 (704) 333-1367
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                              Brad S. Markoff, Esq.
                       Smith Helms Mulliss & Moore, L.L.P.
                            2800 Two Hannover Square
                          Raleigh, North Carolina 27601
                                 (919) 755-8700


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         This  Post-Effective  Amendment  No.  1 to the  Form  S-3  Registration
Statement (File No. 333-07415) of Boddie-Noell Properties, Inc., a Delaware corporation (the "Delaware Company"), which Registration Statement registers securities issued pursuant to the Boddie-Noell Properties, Inc. Dividend Reinvestment and Stock Purchase Plan, is filed pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), by Boddie-Noell Properties, Inc., a Maryland corporation (the "Maryland Company"). In connection with the Reincorporation Merger (as defined below), the Maryland Company hereby adopts this Registration Statement as its own for all purposes of the 1933 Act and the Securities Exchange Act of 1934, as amended.

                           DESCRIPTION OF TRANSACTION

         Pursuant  to an  Agreement  and Plan of  Merger  between  the  Delaware
Company and the Maryland Company dated as of July 22, 1997 (the "Plan of Merger"), on July 31, 1997 (the "Effective Time"), the Delaware Company merged with and into the Maryland Company, with the Maryland Company as the surviving corporation (the "Reincorporation Merger"). As a result of the Reincorporation Merger, each share of the Delaware Company's common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time was converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Maryland Company.

         The Reincorporation Merger and related transactions are described in the proxy statement of the Delaware Company dated April 30, 1997 and were approved by the Delaware Company's shareholders at an annual meeting on June 5, 1997.

Item 15.  Indemnification of Directors and Officers

         The Company's officers and directors are, and will be, indemnified against certain liabilities in accordance with the Maryland General Corporation Law ("Maryland law"), the Articles of Incorporation and bylaws of the Company. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

Exhibit No.       Description

4.1(1)            Amended and Restated Articles of Incorporation
4.2(1)            Bylaws
5.1               Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding the legality of the shares of Common Stock being registered
8.1(2)            Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding
                  tax matters
23.1(2)           Consent of Arthur Andersen LLP
23.2(2)           Consent of Smith Helms Mulliss & Moore, L.L.P.
                  (included in Exhibit 5.1)
24.1              Power of Attorney (included in the signature page hereof)
--------------------

(1) Previously filed. See quarterly report on Form 10-Q of Boddie-Noell Properties, Inc. for the quarter ended June 30, 1997.
(2)      Previously filed.  See Registration Statement No. 333-07415.

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

         Provided, however, that the undertakings set forth in paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 12, 1997.

                        BODDIE-NOELL PROPERTIES, INC.

                        By:      /s/ D. Scott Wilkerson
                        D. Scott Wilkerson
                        President and Chief Executive officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Boddie-Noell Properties, Inc., hereby severally constitute D. Scott Wilkerson and Philip S. Payne and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and our capacities as officers and directors to enable Boddie-Noell Properties, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                             Title                                       Date
 /s/ B. Mayo Boddie               Chairman of the Board of                    August 12, 1997
 B. Mayo Boddie                   Directors


 /s/ Nicholas B. Boddie           Vice Chairman of the Board                  August 12, 1997
 Nicholas B. Boddie               of Directors


 /s/ Donald R. Pesta, Jr.         Director                                    August 12, 1997
 Donald R. Pesta, Jr.


 /s/ William H. Stanley           Director                                    August 12, 1997
 William H. Stanley


 /s/ Richard A. Urquhart, Jr.     Director                                    August 12, 1997
 Richard A. Urquhart, Jr.


 /s/ D. Scott Wilkerson           President and Chief Executive               August 12, 1997
 D. Scott Wilkerson               Officer


 /s/ Philip S. Payne              Executive Vice President,                   August 12, 1997
 Philip S. Payne                  Treasurer and Chief Financial Officer


 /s/ Pamela B. Novak              Vice President, Controller and              August 12, 1997
 Pamela B. Novak                  Chief Accounting Officer


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